As filed with the Securities and Exchange Commission on March 31, 2009.

Registration Statement No. 333-158061

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT

Under

the Securities Act of 1933

CHANGYOU.COM LIMITED

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	7379	98-0549988
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

East Tower, Jing Yan Building

No. 29 Shijingshan Road, Shijingshan District

Beijing 100043

People’s Republic of China

(8610) 6272-7777

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 664-1666

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy B. Bancroft, Esq. Goulston & Storrs, P.C. 400 Atlantic Avenue Boston, Massachusetts 02110 (617) 482-1776	James C. Lin, Esq. Davis Polk & Wardwell 18th Floor, The Hong Kong Club Building 3A Chater Road, Hong Kong (852) 2533-3300

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expect to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee
Class A ordinary shares, par value $0.01 per share	$138,000,000	$7,701	(4)

(1)	American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 filed with the Commission on March 19, 2009 (Registration No. 333-158104). Each American depositary share represents two Class A ordinary shares.
(2)	Includes (i) Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) Class A ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These Class A ordinary shares are not being registered for the purposes of sales outside of the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) and Rule 457(o) under the Securities Act of 1933.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to file Exhibit 23.7 and Exhibit 23.8 to the registration statement. No other changes have been made to the registration statement. Accordingly, the amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Pursuant to the form of indemnification agreements filed as Exhibit to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we issued our securities as described below in transactions not required to be registered under the Securities Act. We believe that the issuances were exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act because our securities qualify under “Category 1” in Rule 903 of Regulation S and (1) the issuances were made in offshore transactions (and we determined that the none of the persons to whom offers and sales were directed was a “U.S. person”) and (2) neither we nor any person acting on our behalf made any directed selling efforts in the United States. Share numbers have been adjusted to reflect (i) a hundred-for-one split of our ordinary shares effected in May 2008 and (ii) a ten-for-one split of our Class B ordinary shares effected in March 2009.

We issued 50,000,000 shares, to Sohu.com Limited, a subsidiary of Sohu, on the date of our incorporation in return for a capital contribution of $50,000.

In February 2008, Sohu.com Limited transferred 50,000,000 ordinary shares in us to Sohu.com (Game) Limited, a wholly-owned subsidiary of Sohu.com Inc.

In June 2008, we issued an additional 35,000,000 ordinary shares to Sohu.com (Game) Limited for a capital contribution of $35,000.

On December 31, 2008, Sohu.com (Game) Limited transferred 85,000,000 of our ordinary shares to us; we cancelled such 85,000,000 ordinary shares; and we issued 80,000,000 Class B ordinary shares to Sohu.com (Game) Limited.

On January 15, 2009, 7,000,000 Class B ordinary shares and 8,000,000 Class B restricted shares were issued to our CEO out of Sohu.com (Game) Limited’s equity interest in lieu of a contingent right the CEO had to receive 25% of the value of Beijing Fire Fox.

On January 15, 2009, we issued an aggregate of 1,800,000 Class B restricted shares to certain of our executive officers.

On January 15, 2009, we issued 940,000 Class B restricted share units (settleable upon vesting in Class B ordinary shares) to certain of our key employees.

On February 17, 2009, we granted an aggregate of 456,000 Class A restricted share units (settleable upon vesting in Class A ordinary shares) to certain of our employees.

On March 13, 2009, we exchanged the 1,800,000 Class B restricted shares held by our executive officers other than the CEO for Class B restricted share units (settleable upon vesting in Class B ordinary shares).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on March 31, 2009.

CHANGYOU.COM LIMITED

By:	/s/ Tao Wang
Name:	Tao Wang
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the date indicated below.

Signature	Title	Date

/s/ Tao Wang* Tao Wang	Chief Executive Officer and Director (principal executive officer)	March 31, 2009

/s/ Alex Ho Alex Ho	Chief Financial Officer (principal financial and principal accounting officer)	March 31, 2009

/s/ Charles Zhang* Charles Zhang	Chairman of the Board of Directors	March 31, 2009

*By:	/s/ Alex Ho	March 31, 2009
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Changyou.com Limited, has signed this registration statement or amendment thereto in Newark, Delaware on March 31, 2009.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

CHANGYOU.COM LIMITED

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1*	Second Amended and Restated Memorandum and Articles of Association of the Registrant

4.1*	Registrant’s Specimen American Depositary Receipt (included in exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3*	Form of Deposit Agreement among the Registrant, the depositary and all registered holders and beneficial owners of the American Depositary Shares

5.1*	Opinion of Campbells regarding the validity of the Class A Ordinary Shares being registered

8.1*	Opinion of Goulston & Storrs, P.C. regarding certain U.S. tax matters

8.2*	Opinion of Campbells regarding certain Cayman Islands tax matters

10.1*	2008 Share Incentive Plan

10.2*	Form of Indemnification Agreement with the Registrant’s directors

10.3*	Form of Executive Employment Agreement with Executive Officers

10.4*	Form of Executive Employee Non-Competition, Non-Solicitation Agreement, Confidential Information and Work Product Agreement with Executive Officers

10.5*	Share Subscription Agreement between Registrant and Prominence Investments Limited

10.6*	Form of Restricted Share Unit Agreement with Executive Officers

10.7*	Form of Restricted Share Unit Agreement between Registrant and certain executive officers and employees

10.8*	Form of Loan Agreements, dated August 20, 2008, between Beijing AmazGame Age Internet Technology Co., Ltd (or AmazGame) and Tao Wang and between AmazGame and a Changyou employee (English Translation)

10.9*	Form of Equity Interest Purchase Right Agreements, dated August 20, 2008, between AmazGame and Tao Wang and between AmazGame and a Changyou employee (English Translation)

10.10*	Form of Equity Pledge Agreements, dated August 20, 2008, between AmazGame and Tao Wang and between AmazGame and a Changyou employee (English Translation)

10.11*	Form of Powers of Attorney, dated August 20, 2008, by Tao Wang in favor of AmazGame and by a Changyou employee in favor of AmazGame (English Translation)

10.12*	Business Operation Agreement, dated August 20, 2008, between AmazGame and Gamease, Tao Wang and a Changyou employee (English translation)

10.13*	Services and Maintenance Agreement, dated November 30, 2007, between AmazGame and Gamease (English Translation)

10.14*	Technology Support and Utilization Agreement, dated August 20, 2008, between AmazGame and Gamease (English Translation)

10.15*	Master Transaction Agreement, dated January 1, 2009, by and between Sohu.com Inc. and Changyou.com Limited (or Changyou)

10.16*	Non-Competition Agreement, dated January 1, 2009, between Sohu.com Inc. and Changyou

10.17*	Marketing Services Agreement, dated January 1, 2009, between Sohu.com Inc. and Changyou

Exhibit Number	Description of Document

10.18*	Asset Transfer Agreement, dated November 23, 2007, between Beijing Sohu New Era Information Technology Co., Ltd. (or Sohu Era) and AmazGame (English Translation)

10.19*	Asset Transfer Agreement, dated November 23, 2007, between Sohu Era and Gamease (English Translation)

10.20*	Service Transfer Agreement, effective as of December 1, 2007, between Sohu Era and Gamease (English Translation)

10.21*	Technology Transfer Agreement, dated November 10, 2007, between Beijing Fire Fox Digital Technology Co. Ltd. (or Beijing Fire Fox) and Gamease (English translation)

10.22*	Trademark Assignment Agreement, dated November 28, 2007, between Beijing Fire Fox and Gamease (English translation)

10.23*	TLBB License Agreement, dated March 30, 2007, among Beijing Sohu Internet Information Service Co., Ltd. (or Sohu Internet), Beijing Fire Fox and FPT Telecom†

10.23.1*	Supplement to Game License Agreement, dated December 1, 2007, among Sohu Internet, Beijing Fire Fox, Gamease and FPT Telecom

10.24*	Operation Agreement effective as of August 23, 2007 between Gamease and Beijing Pixel Software Technology Co. Ltd. (English translation)

10.25*	Trademark License Agreement, effective as of August 23, 2007, between Gamease and Beijing Pixel Software Technology Co. Ltd. (English Translation)

10.26*	LAW Game Software License Agreement, dated December 3, 2007, between Gamease and Guangzhou No. 9 Art Network Technology Co. Ltd. (English Translation)†

10.27*	TLBB License Agreement (Taiwan), dated December 25, 2007, between Gamease and (Taiwan) Zhi Guan Technology Co. Ltd. (English Translation)†

10.28*	TLBB License Agreement (Hong Kong and Macau), dated December 5, 2007, between Gamease and Zhi Ao Online Games Group Co. Ltd. (English Translation)†

10.29*	License Agreement regarding Immortal Faith, dated July 21, 2008, between Gamease and Beijing Game Top Software Co. Limited (English Translation)†

10.30*	License Agreement between Gamease and Louis Cha regarding TLBB (English Translation)†

10.31*	License Agreement between Gamease and Louis Cha regarding DMD (English Translation)†

10.32*	License Agreement between Gamease and Louis Cha regarding TLBB (English Translation)†

10.33*	Premises Lease Agreement, dated October 16, 2007, between AmazGame and Beijing Jing Yan Hotel Co. Ltd. (English Translation)

21.1*	Subsidiaries of the Registrant

23.1*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an Independent Registered Public Accounting Firm

23.2*	Consent of Campbells (included in Exhibit 5.1)

23.3*	Consent of Goulston & Storrs, P.C. (included in Exhibit 8.1)

23.4*	Consent of American Appraisal China Limited

23.5*	Consent of Commerce and Finance (included in Exhibit 99.2)

23.6*	Consent of International Data Corporation

23.7**	Consent of Baoquan Zhang

23.8**	Consent of Dave De Yang

23.9*	Consent of John Zhuang Yang

Exhibit Number	Description of Document

24.1*	Powers of Attorney (included on signature page)

99.1*	Code of Ethics and Conduct for Directors, Officers and Employee

99.2*	Opinion of Commerce and Finance Law Offices, counsel to Changyou, regarding certain PRC legal matters

*	Filed previously.
**	Filed herewith.
†	Portions of these exhibits have been omitted pursuant to a request for confidential treatment, and the omitted information has been filed separately with the Securities and Exchange Commission.